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                                                                EXHIBIT 99.B9(b)



                       Supplement to Agency Agreement


               Supplement to Agency Agreement ("Supplement") made as of May 31, 1994 by and between the registered investment company executing this document (the "Fund") and Investors Fiduciary Trust Company ("Agent").

               WHEREAS, the Fund and Agent are parties to an Agency Agreement ("Agency Agreement") dated January 1, 1989, as supplemented from time to time;

               WHEREAS, Section 5.A. of the Agency Agreement provides that the fees payable by the Fund to Agent thereunder shall be as set forth in a separate schedule to be agreed to by the Fund and Agent; and

               WHEREAS, the parties desire to reflect in this Supplement the revised fee schedule for the Agency Agreement as in effect as of the date hereof;

               NOW THEREFORE, in consideration of the premises and the mutual covenants herein provided, the parties agree as follows:

               1. The revised fee schedule for services provided by Agent to the Fund under the Agency Agreement as in effect as of the date hereof is set forth in Exhibit A attached hereto.

               2. This Supplement shall become a part of the Agency Agreement and subject to its terms and shall supersede all previous fee schedules under such agreement as of the date hereof.

               IN WITNESS WHEREOF, the Fund and Agent have duly executed this Supplement as of the day and year first set forth above.


                                        KEMPER DIVERSIFED INCOME FUND

                                        By: /s/ John E. Peters
                                           -------------------------------
                                        Title:  Vice President


                                        INVESTORS FIDUCIARY TRUST COMPANY

                                        By: /s/ Joseph F. Smith
                                           --------------------------------
                                        Title:



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                                   EXHIBIT A

                   FEE SCHEDULE (Multiple Classes of Shares)

               Transfer Agency Function                Fee Payable by Fund
               ------------------------                -------------------

                                                  Class A, C and I  Class B
                                                  ----------------  -------
          1.   Annual open shareholder account
               fee (per year per account).
               a.  Non-daily dividend series.     $6.00             $6.00
               b.  Daily dividend series.         $8.00             $8.00

          2.   Annual closed shareholder
               account fee (per year per
               account).                          $6.00             $6.00

          3.   Contingent deferred sales charge
               account fee (per year per open     Not
               account).                          Applicable        $2.25

          4.   Establishment of new shareholder
               account (per new account).         $4.00             $4.00

          5.   Payment of dividend (per dividend
               per account).                      $.40              $.40

          6.   Automated transaction (per
               transaction).**                    $.50              $.50

          7.   Non-monetary transactions fee
               (per year per open account).       $2.00             $2.00

          8.   All other shareholder inquiry,
               correspondence and research
               transactions (per transaction).    $1.25             $1.25

          9.   Disaster recovery fee (per year
               per open and closed account).      $.40              $.40


          The out-of-pocket expenses of IFTC will be reimbursed by Fund in accordance with the provisions of Section 5 of the Agency Agreement. All fees will be subject to offset by earnings allowances under the Custody Agreement between Fund and IFTC.


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          -----------------
          * The new shareholder account fee is not applicable to Class A Share accounts established in connection with a conversion from Class B Shares.

          **     Automated transaction includes, without limitation, money
          market series purchases and redemptions, ACH purchases, systematic exchanges and conversions from Class B Shares to Class A Shares.